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Carl A. Thomsen, (408) 944-1816, investor_relations@dmcwave.com


FOR IMMEDIATE RELEASE:

                          DIGITAL MICROWAVE CORPORATION
                            COMMENCES STOCK OFFERING

         SAN JOSE, CALIF., MARCH 7, 2000 --Digital Microwave Corporation (Nasdaq: DMIC) today announced that it has commenced an offering of 1,347,368 shares of its common stock from its shelf registration statement. Dain Rauscher Wessels is acting as the sole underwriter for the offering. The Company intends to use the net proceeds for general corporate purposes, including working capital, and may use a portion of the net proceeds to fund potential strategic investments and acquisitions.
         This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This offering is being made by means of a prospectus supplement to a prospectus that is part of the Company's shelf registration previously filed with the Securities and Exchange Commission. Copies of the prospectus and the prospectus supplement can be obtained from Dain Rauscher Wessels, Attention: Syndicate Department, 60 South Sixth Street, Minneapolis, MN 55402, phone 612-371-2818 or by calling the Company.
         Headquartered in San Jose, California, Digital Microwave Corporation provides microwave radio solutions to connect, enable and grow communications networks worldwide. The Company's industry-leading broadband, medium-capacity and low-capacity radios transport data, voice, and video for public and private networks in a wide range of global environments. Digital Microwave Corporation brings value to a diverse range of customers through its vast array of quality systems, services and support.

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For more information visit the Company's web site at http://www.dmcwave.com.